RESEARCH AND DEVELOPMENT AGREEMENT

       THIS RESEARCH AND DEVELOPMENT AGREEMENT (this "Agreement") is made this 14th day of November 2011 (the "Agreement Date") by and between SCIENTIFIC BIOPROCESSING, INC., a Delaware corporation (the "Company"), a wholly owned subsidiary of SCIENTIFIC INDUSTRIES, INC., a Delaware corporation ("SI") and BIODOX R&D CORPORATION, a Massachusetts corporation (formerly Fluorometrix Corporation) ("Developer"). The Company and Developer are sometimes collectively referred to herein as the "parties" and each individually as a "party". Certain capitalized terms used, but not defined in the body of this Agreement, shall have the meanings given such terms in Section 14 of this Agreement.

       WHEREAS, the Company is a party to an Asset Purchase Agreement of even date herewith with SI and Developer (the "APA"), an entity in which Dr. Joseph E. Qualitz ("Qualitz") is a promoter, officer, director and the owner of at least [__]% of its outstanding shares of voting stock and has extensive knowledge and expertise in the area of Bioprocessing and the patents and licenses as set forth in the APA; and

WHEREAS, the parties desire to enter into this Agreement pursuant to which Developer will develop certain Bioprocessing products and other related products on behalf of the Company under the terms and conditions set forth hereunder.

       NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

       1. Development Program; Payments; Reports.

          1.1. Development Program. Under the "Development Program", Developer agrees to perform the research and development program for the exclusive benefit of the Company and the Company's Affiliates with respect to the list of Projects on Exhibit A during this Agreement (collectively, "Projects"), as may be updated and/or amended from time-to-time by the Company with the consent of the Developer, which consent may not be unreasonably withheld. The Projects shall be developed in accordance with detailed project deliverables to be supplied to Developer by the Company (the "Project Deliverables").
The initial set of Project Deliverables are attached as Exhibit B, and the Company shall supply updated sets of Project Deliverables, in each instance subject to the consent of the Developer, which consent may not be unreasonably withheld, on a quarterly basis thereafter at least five (5) days prior to such next quarter, with the first such quarter ending December 31, 2011, and which shall identify the project objectives for development by the end of the next quarter. All activities performed by or on behalf of the Company or Developer relating to the Development Program shall be for the exclusive benefit of the Company and the Company's
Affiliates.

          1.2. Development Efforts. Developer hereby agrees to complete the development of the Projects no later than the respective development completion dates set forth in the then-current Development Program as set forth on the applicable Exhibits attached hereto. Developer shall devote sufficient resources as is necessary to develop each Project and on the timetables set forth in the Development Program. Developer agrees to provide the services in connection with

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the Development Program with the highest degree of professional care and skill, including by complying with any and all policies and standards of the Company. Developer shall possess the requisite skill, experience, knowledge, personnel, equipment and facilities necessary to develop the Projects and fulfill its other obligations under this Agreement. Developer shall comply with all applicable Laws in which Developer is performing services under the Development Program, act in the best interests of the Company, and cooperate in a reasonable manner with the Company in connection with the performance of the Development Program. Developer shall ensure that Developer and all Developer Persons are subject to no conflicting obligations with respect to discoveries, confidentiality or non-competition that could affect the development of Projects for the Company or the performance by Developer of its obligations under this Agreement. The Company agrees to reasonably cooperate with and, upon request, provide information and assistance to Developer as described in the Development Program.

          1.3. Payments. In full consideration for the research and development work performed by Developer on behalf of the Company under this Agreement during the Term and for any related assignments or licenses received or granted after the date hereof, the Company shall pay to Developer a monthly fee equal to fourteen thousand dollars ($14,000) (the "Monthly Fee"). All payments shall be in US dollars. The Company shall remit payment to Developer no later than ten (10) days following each monthly accrual period. For a partial month worked in the event of an earlier termination of this Agreement, the base monthly fee shall be prorated based on the number of business days worked by Developer during the month divided by twenty (20). Notwithstanding the foregoing, the Company's obligation to pay the Monthly Fee is contingent upon delivery and acceptance of the Projects listed on Exhibit A in accordance Section 1.4.

          1.4. Meetings; Reports.

             (a) Personnel from each party will hold development review meetings at mutually convenient locations, or by video or teleconference, as may be reasonably requested from time-to-time by either of the parties, but in any event no less frequently than one (1) meeting per month during this Agreement. At such meetings, the parties shall review the progress of the development of each Project as against the Development Program and the Project Deliverables. In view of the development results, the Company may revise the Project Deliverables during the development review meetings with the consent of the Developer which may not be unreasonably withheld.

             (b) Within fifteen (15) days following the end of each quarterly period during this Agreement, with the first such period being the quarter ended December 31, 2011 (each a "Reporting Period"), the Company will provide a "Progress Report" in writing to Developer as to the status of development of each Project listed for development in the immediately prior Progress Report. If, beginning with the Progress Report delivered with respect to the quarter ending March
31, 2012 and for each Progress Report delivered thereafter, the number of Projects that have not been completed and delivered to the Company ("Uncompleted Projects"), in the reasonable determination of the Company, is more than twenty-five percent (25%) of the total number of Projects to be completed by Developer and to be delivered to the Company by the end of the period covered by the Progress Report, the Developer shall devote its full resources to the completion of the


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Uncompleted Projects and the Company may suspend its payment obligations under Section 1.3 hereof. If such Uncompleted Projects continue for two consecutive quarters, the Company will suspend its payment obligations under Section 1.3.

             (c) If Developer causes the number of Uncompleted Projects to represent less than twenty-five percent (25%) of the total number of Projects to be completed by Developer and accepted by the Company (a "Cure"), which shall be in the Company's reasonable determination, the Company's payment obligations shall revive.
The Company shall also deliver to Developer within ten (10) days of such Cure an amended set of Project Deliverables that will set forth the Project objectives for the remainder of the applicable quarter.
If Developer fails to Cure the deficiency by the end of the second quarter following the end of the quarter during which the deficiency is noted, the Company may terminate this Agreement (except for Sections 2, 4.3, 6, 8 and 9) immediately upon written notice to Developer without any liability or other recourse to the Company.

             (d) The Company shall also deliver a progress report within thirty (30) days following the end of each anniversary of the date of the Agreement (the "Annual Progress Report"). If the Annual Progress Report discloses any Uncompleted Projects, Developer will use its best efforts to complete and deliver to the Company the Uncompleted Project or Projects by the end of the thirty-day period thereafter subject to Section 1.4(e). If at the end of such thirty-day period the number of Uncompleted Projects represents:

         (i) More than fifty percent (50%) of the total Projects set forth in the Annual Progress Report, the Company may effective upon delivery of written notice to Developer terminate this Agreement (except for Sections 2, 4.3, 6, 8 and 9) and the Developer shall pay to the Company fifty thousand dollars ($50,000); or

        (ii) at least twenty-five percent (25%) but not more than fifty percent (50%) of the total Projects listed in the Annual Progress Report, the Developer shall be obligated to pay the Company twenty five thousand dollars ($25,000), which at Developer's option may be credited to the Company's future payment obligations of like amount, if any, under Section 1.3 hereof, and the Company will suspend its payment obligations until the completion percentage of the Uncompleted Projects is one-hundred percent (100%) upon which event the Company's payment obligations shall revive; or

         (iii) less than twenty-five percent (25%) of the total Projects set forth in the Annual Progress Report, the monthly payment obligation pursuant to Section 1.3 hereof shall be suspended until the completion percentage is (i) at least ninety percent (90%) but less than one-hundred percent (100%) upon which event the Company's payment obligations shall revive at a rate equal to fifty (50%) percent of the Company's previous payment obligations or (ii) one-hundred percent (100%) upon which event the Company's payment obligations shall revive in full.

If Developer fails to cause the completion percentage of the Uncompleted Projects to be one-hundred percent (100%) within ninety (90) days upon delivery of the Annual Progress Report, the Company may effective upon delivery of written notice to Developer terminate this Agreement
(except for Sections 2, 4.3, 6, 8 and 9)

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             (e) If the failure of Developer to satisfy a percentage
of completion within any of the periods set forth in Section 1.4(d) is solely due to a delay or failure by the Company of its obligations hereunder or a force majeure factor beyond the control of the Developer or the unavailability of a key component, the thirty day period shall be extended by the period of the delay or failure.

             (f) The determination by the Company as to the percent completion of delivery of Projects hereunder shall be conclusive unless within five (5) business days following transmittal of written notice of such determination to Developer, the Company receives from Developer written notice of Developer's disagreement as to such determination. In such event, the parties shall use their best efforts to resolve such disagreement. If a resolution is not effected by the end of the tenth (10th) business day following confirmed delivery of the notice of disagreement, the parties shall mutually appoint as an independent expert to resolve such dispute a person with at least five
(5) years experience in research and development, and having a reasonable familiarity with bioprocessing and bioprocess instrumentation, to resolve such dispute. The expert shall resolve all such disputes no later than the tenth business day after such appointment by the parties. The parties shall cooperate in all respects and in a prompt and diligence manner with any and all requests for information by the expert. The parties acknowledge and agree that the expert shall have full authority to resolve any dispute under this Section 1.4, and all such determinations by the expert shall be conclusive and binding on the parties upon receipt of written notice of his, her or its determinations. The fees and related costs of the expert shall be borne by the party whose determination or objection was not sustained.

          1.5. Supplies and Materials. All costs and other expenses incurred by Developer on behalf of the Company under the Development Program relating to prototypes, materials and other supplies shall be borne or reimbursed by the Company; provided, however, that Developer shall obtain the prior written consent of the Company before incurring any out-of-pocket cost or expense greater than one hundred dollars ($100), which consent shall not be unreasonably withheld. Developer agrees that the Company shall own all such materials and other supplies purchased by Developer on behalf of the Company during this Agreement. Developer shall submit monthly invoices under this subsection to the Company for reimbursement.
The invoices shall contain all of the applicable third-party vendor invoices underlying the costs and expenses for which Developer seeks reimbursement. Developer shall only be permitted to seek reimbursement for the costs of the vendor invoices without surcharges of any kind. The Company shall have the right to deny any reimbursement in its sole discretion for any expense for which Developer does not provide the Company with the underlying vendor invoice in reasonable detail. The Company shall remit the permitted reimbursement within thirty (30) days upon receipt of each invoice.

          1.6. Facility. Developer shall be responsible for acquiring and entering into a contract with respect to a laboratory facility, subject to the Company's prior written consent, which shall not be unreasonably withheld, within close proximity to the Technical Engineering Research Center at the University of Maryland Baltimore County and for the exclusive purpose of permitting Developer to meet its obligations under this Agreement. During this Agreement, the Company agrees to pay to Developer an amount up to one thousand dollars ($1,000) per month to be applied by Developer to a lease, rent or purchase of a facility (the "Facility

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Reimbursement").  Developer may also apply the Facility
Reimbursement against utilities and other direct expenses with respect to the facility, but excluding any brokerage or commission fees. Developer shall use such laboratory facility during the Term to meet its obligations under the Development Program. Developer shall submit monthly invoices to the Company with respect to the Facility Reimbursement. The Company shall remit the reimbursement within thirty (30) days upon receipt of each invoice.

          1.7. Regulatory Approvals. The Company shall be responsible, at the Company's sole expense, for completing all regulatory registrations, approvals and submissions required in connection with the products or other deliverables created or generated under the Development Program. Developer agrees to notify the Company of any item that it believes may have regulatory registerability, and to cooperate with and, upon request, provide data, information and assistance to the Company in obtaining regulatory concurrence or approval for the sale and distribution of each product or other deliverables created or generated under the Development Program.

       2. Inventions; Ownership.

          2.1. Inventions; Disclosure. For purposes of this Agreement, "Inventions" shall include any and all inventions, ideas, improvements, modifications, processes, devices, products, know-how, ideas, technologies, computer hardware or software, concepts, designs, prototypes, samples, models, technical information, drawings, specifications or the like, whether or not patentable, that Developer or any Developer Person, alone or jointly with others, may conceive, invent, produce or reduce to practice during and with respect to a Patent Right (as defined in the APA) or Development Program, which: (i) relate to the Projects or a Patent Right; (ii) arise or result from any work performed under the Development Program within the scope of the related patent; or (iii) result from any access to Confidential Information or to any of the Company's memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials. Developer agrees to promptly disclose all Inventions to the Company in writing and in full detail. Developer shall keep accurate and complete records of all Inventions, which shall be the Company's exclusive property. All such Inventions and any information with respect thereto shall be the Company's Confidential Information within the meaning of, and shall be subject to, Section 6.

          2.2. Ownership.

             (a) Developer irrevocably agrees that all products and other deliverables that are created, developed or under-development under this Agreement shall be the sole and exclusive property of the Company. Further, Developer irrevocably agrees that all documentation, including all notes, summaries, reports, and analyses related thereto, developed or generated by Developer in connection with the Development Program, and all results and data resulting from the conduct of the Development Program shall be the sole and exclusive property of the Company except for documentation developed by a Consultant independent and beyond the scope of its engagement by the Developer. Developer agrees to use its best efforts to correspondingly limit the engagement of Consultants with respect to the Program Projects. Developer shall maintain accurate and adequate books and records in


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connection with the performance of the Development Program and in reasonably sufficient detail and a scientific and professional manner appropriate for regulatory purposes. The Company shall have the right to inspect Developer's books and records pursuant to Section 5.

             (b) Developer hereby irrevocably assigns and transfers to the Company and its successors and assigns, free and clear of all Liens, all of its right, title and interest throughout the world in and to all of the following (the "Assigned Rights"): (A) all Inventions; (B) all Intellectual Property Rights, whether patentable or not, that arise from or relate to the Inventions and/or the Projects (the "Related IP"); and (C) all rights to income derived from the Inventions and the Related IP, including the right to sue for infringement thereof and to recover all damages therefrom. Developer hereby waives any and all moral rights that Developer has in copyrights, including copyrighted works that exist now and will be made in the future in and to the Assigned Rights.

             (c) Developer represents and covenants that all Developer Persons are and will be obligated under a binding written agreement to assign to Developer or the Company, free and clear of all Liens, all of their current and future right, title and interest throughout the world in and to the Assigned Rights with respect to the Projects and services and products developed or being researched or developed with respect thereto.

       3. Rights and Duties of the Company.

          3.1. Patent Applications and Maintenance. The Company shall have the exclusive right, but not the obligation, to file (in the name of the appropriate inventor or inventors) and prosecute patent, copyright or trademark applications world-wide with respect to any intellectual property constituting a part of the Assigned Rights.
In the event the Company elects to file a patent application with respect to any of the Assigned Rights on behalf of itself, an Affiliate or licensor, it shall give prompt notice to Developer of each such application and keep Developer reasonably advised regarding its status and result. Developer agrees to execute, and to cause all Developer Persons to execute, without charge any foreign or domestic patent, copyright or trademark applications or assignments or similar documents related to patent, copyright or trademark prosecution or otherwise necessary or desirable, and to take all other actions reasonably requested by the Company or required by Law (as defined below) in order to file, prosecute, register, procure or assign rights under such applications, that relate to the above assignment and the obtaining of such patent, copyright or trademark rights, including providing reasonable cooperation and assistance to the Company in connection with such prosecution.

          3.2. Infringement. The Company individually or on behalf of its Affiliates and/or licensors shall have the exclusive right, but not the obligation, to defend or institute litigation in connection with any alleged infringement relating to any patent or other intellectual property right arising from this Agreement at its own expense and solely for its own benefit. Developer agrees to cooperate with the Company as reasonably requested by the Company or required by Law in order to enforce any of such intellectual property right, at the Company's expense, in any such litigation or other dispute.

          3.3. Authorization to the Company. In the event the Company is unable, after reasonable effort, to secure Developer's signature on any patent, copyright or other analogous


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protection relating to the Assigned Rights for any reason whatsoever, including, without limitation, because of physical or other incapacity, Developer hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on its behalf and stead to execute and file any such application, applications or other documents and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of letters patent, copyright or other analogous rights or protections thereon with the same legal force and effect as if executed by Developer. Developer's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Assigned Rights in any and all countries shall continue beyond the termination of Developer's relationship with the Company, but the Company shall compensate Developer at a reasonable rate after such termination for time actually spent by Developer at the Company's request on such assistance.

          3.4. Limited License. The Company hereby grants to Developer a temporary, fully paid-up, royalty free, world-wide, non-exclusive, limited license (which shall not be sublicensable, assignable or transferable in any manner whatsoever) ("Limited License") solely to utilize the Assigned Rights and Trademarks/Copyrights (as defined below) as are reasonably necessary to enable Developer to fulfill its obligations on behalf of the Company under this Agreement. Developer shall not at any time, during or after the Term, do or cause to be done, anything that could adversely affect the Company's (i) rights in the Assigned Rights or (ii) rights in or the distinctiveness of the Trademarks/Copyrights. Developer acknowledges that the Company or the Company's Affiliates shall remain the sole and exclusive owner of the Assigned Rights and Trademarks/Copyrights. Nothing in this Agreement is intended to grant, or shall be deemed to have the effect of granting, any right to Developer or any other person to use any of the Assigned Rights or Trademarks/Copyrights other than pursuant to the Limited License.
Any rights granted to Developer pursuant to this Section 3.4 shall terminate and be of no further force or effect upon the expiration or termination of this Agreement. "Trademarks/Copyrights" shall mean all trademarks (whether or not registered), trade names, brand names, service marks, slogans, logos, copyrights, and trade dress of the Company (together, in each case with any goodwill associated therewith) relating to the Projects or their components.

       4. Representations; Warranties; Covenants.

         4.1. Each party, on behalf of itself, represents and warrants to the other party that (i) such party is entering into this Agreement voluntarily and each has been represented by the counsel of its choosing in the negotiation and execution of this Agreement, (ii) such party has the power, authority and authorization to enter into and to perform all of the obligations under this Agreement, (iii) such party jointly drafted and negotiated this Agreement with the assistance of legal counsel for each party and that any ambiguity shall not be construed against any party as the drafter of the Agreement, and (iv) such party has read the entire Agreement, and is fully aware of its legal effect.

         4.2. Developer hereby represents, warrants and covenants to the Company as follows: (i) Developer shall not in the course of its performance under the Development Program, either directly or indirectly, misappropriate any trade secrets or other Intellectual Property Rights of any third party, (ii) the products or other deliverables created or generated under the Development Program, and their Exploitation, do not and will not incorporate or use Intellectual Property Rights of a third party such


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that the Company would need to obtain a license from such third party in order to avoid infringement of such third party's intellectual property, and (iii) Developer shall cooperate with the Company in responding to all requests for information from, and in making all required filings with, Governmental Authorities in all cases in matters relating to the Projects.

         4.3. Developer hereby covenants and agrees to cause Qualitz to execute and deliver to the Company the Non-Competition Agreement in the form attached hereto as Exhibit C. Developer acknowledges and agrees that the effectiveness of this Agreement is, and binding nature of the Company's payment obligations hereunder are, contingent upon the execution and delivery to the Company of such non-competition agreement by Qualitz and his subsequent compliance with the terms and conditions therein.

       5. Access to Facilities and Information. During the Term, and subject to applicable Law, Developer and Developer's Affiliates shall afford to the Company and its Affiliates reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to the facilities, properties, books, records, documents and personnel having involvement with or relating to any Project, in order that the Company may have the opportunity to make such reasonable investigations as it shall desire of the Projects and such facilities, properties, books, records, documents and personnel. Developer shall, and shall cause its Affiliates and all Developer Persons to, cooperate with any such investigation. Developer shall maintain all such information and records created or generated under this Agreement for a period ending the later of (i) five (5) years from the termination or expiration of this Agreement or (ii) two (2) years after the date the records are no longer required by the Company for supporting any governmental approvals. Any Confidential Information (as defined below) of Developer received by the Company or its Affiliates as a result of such investigation shall be subject to the confidentiality obligations set forth in Section 6 of this Agreement.

       6. Confidentiality.

         6.1. For purposes of this Agreement, "Confidential Information" shall mean any and all any information of a confidential, non-public or proprietary nature pertaining to the Company, or to the business, operations, activities, products or services of the Company or any of its Affiliates (whether or not reduced to writing or marked as confidential, non-public or proprietary, and in any format or medium) which has been or is hereafter disclosed or made available by or on behalf of the Company to Developer with respect to or relating to (i) the Company's Intellectual Property Rights, (ii) comparable information that the Company may receive or has received from others who do business with it, (iii) such proprietary information relating to existing or contemplated products, services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts and any other information related thereto, (iv) such proprietary information relating to business plans, sales or marketing methods and customer lists or requirements, (v) the fact that the parties are engaged in a business relationship, and (vi) any other information or material relating to the business, operations or activities of the Company which is not generally known to others engaged in similar businesses or activities.

         6.2. Developer shall hold Company's Confidential Information in strict confidence and agrees that Developer shall take all necessary steps during this Agreement, and in perpetuity


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thereafter, to prevent the duplication or disclosure of any such
Confidential Information, other than duplication by or disclosure to Developer Persons who, subject to the other provisions of this Agreement, must have access to such Confidential Information to perform such party's obligations hereunder, and who shall each treat such Confidential Information as provided herein.
The obligations of Developer under this Section 6.2 will not apply to information that Developer can demonstrate (i) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act, (ii) has been received from a third party without restriction on disclosure and without breach of agreement or other wrongful act, or (iii) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that Developer shall furnish prompt written notice of such required disclosure and reasonably cooperate with the Company, at the Company's cost and expense, in any effort made by the Company to seek a protective order or other appropriate protection of its Confidential Information.

         6.3. Upon the expiration or termination of this Agreement, Developer shall, upon request of the Company, promptly return to the Company or destroy all Confidential Information disclosed to it hereunder, including all copies thereof. If the Confidential Information is destroyed pursuant to this Section 6.3, Developer shall have an officer certify to the Company that the Confidential Information was destroyed.

         6.4. Except as required by Law, Developer shall not, without the prior written approval of the Company, (i) use the name of the Company or any Affiliate of the other party in any publicity or advertising or (ii) disclose any terms or conditions of this Agreement.

       7. Term and Termination.

          7.1. Term. This Agreement shall be effective as of the Effective Date and, subject to earlier termination as provided herein, shall continue in force for a period of two (2) years from the Agreement Date (the "Initial Term"). The Company shall have three one (1) year options to extend the Term (each, a "Renewal Term", and together with the Initial Term, the "Term") upon not less than ninety (90) days advance written notice to Developer prior to the expiration of the end of the Term or then-current Renewal Term, as the case may be.

          7.2. Termination.

             (a) This Agreement may be terminated by either party:
(i) if the other party commits a material breach of any provision of this Agreement and such breach continues uncured for a period of thirty (30) days following written notice; or (ii) effective immediately, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for its or a substantial part of its property.

             (b) This Agreement may be terminated by the Company effective immediately: (i) upon ninety (90) days written notice to Developer at any time subsequent to the Initial Term, in the event that the Company reasonably determines in its sole discretion that Developer subject to Section 1.4(e) has failed or will be unable to satisfactorily meet its


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obligations under the Development Program
as set forth on Exhibit A; (ii) effective immediately, if Qualitz fails to own at least 35% of the voting shares and beneficial interests in Developer; (iii) effective immediately, if Qualitz ceases to carry out and be responsible for the day-to-day business operations of Developer unless the Company consents in writing to a replacement who has similar skills, education, experience and capabilities; (iv) effective immediately, if Qualitz becomes disabled for any reason and for any length of time, unless the Company consents in writing to a replacement who has similar skills, education, experience and capabilities; or (v) upon thirty
(30) days written notice to Developer, in the event the Company becomes a party to any claim, action or proceeding, or receives a threatened claim, action or proceeding, relating to or arising from the allegation that the products or other deliverables created or generated under the Development Program, or their Exploitation thereof, infringe, violate or misappropriate any Intellectual Property Rights of any third party.

          7.3. Effect of Termination. On the date of termination of this Agreement (and not limiting any other obligation or restriction as set forth herein), the Company shall pay to Developer its compensation as applicable then due and/or earned, but not yet paid through the date of termination.

       8. Indemnification.

          8.1. By Developer. Developer shall defend, indemnify and hold harmless the Company and its Affiliates, and their respective subsidiaries, directors, officers, employees, agents and representatives (individually and collectively, the "Company Indemnified Parties") from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses
(including reasonable attorneys' fees and expenses) (collectively "Losses") that may be sustained, suffered or incurred by the Company Indemnified Parties to the extent arising from or by reason of:
(i) the negligence or willful misconduct of Developer; (ii) the breach by Developer of any warranty, representation, covenant or agreement made by Developer in this Agreement; (iii) a claim of any Lien made by a third party against the Assigned Rights; or
(iv) any claim, action or proceeding, or threatened claim, action or proceeding, relating to or arising from the allegation that the products or other deliverables created or generated under the Development Program, or their Exploitation thereof, infringe, violate or misappropriate any Intellectual Property Rights of any third party; provided, however, that Developer shall not be responsible for any Loss to the extent that such Loss arises out of or is related to the negligence or willful misconduct of the Company.

          8.2. By the Company. The Company shall defend, indemnify and hold harmless Developer and its Affiliates, and their respective subsidiaries, directors, officers, employees, agents and representatives (individually and collectively, the "Developer Indemnified Parties") from and against any and all Losses, that may be sustained, suffered or incurred by the Developer Indemnified Parties to the extent arising from or by reason of: (i) the negligence or willful misconduct of the Company; or (ii) the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement. The Company shall not be responsible for any Loss to the extent that such Loss arises out of or is related to the negligence or willful misconduct of Developer.

          8.3. Procedure for Indemnification. In the event of a claim subject to the indemnification provisions stated above, the indemnified party shall give prompt notice to indemnifying party, provided that the failure to give such notice shall not affect any indemnified party's rights to indemnification under this Agreement unless such failure shall materially prejudice the indemnifying party's ability to defend such claim. The indemnifying party (at its expense) shall assume the defense of any such claim against the indemnified party.
If the indemnifying party fails to assume the defense of any such claim within thirty (30) days after it receives the above notice, the indemnified party may assume such defense with counsel of its choice and at the expense of the indemnifying party. The indemnified party shall have the right to participate in (but not control) the defense of any such claim defended by the indemnifying party hereunder and to retain its own counsel in connection with such claim, but the fees and expenses of such counsel shall be at the indemnified party's expense; provided, however, that the indemnifying party shall bear the fees and expenses as incurred of counsel to the indemnified party if representation of the indemnifying party and the indemnified party by the same counsel would be reasonably likely to create a conflict.
 No party shall be liable for any settlement by which it is effected without its written consent, which consent shall not be unreasonably withheld or delayed. The indemnified party shall fully cooperate with the indemnifying party in the defense of any matter subject to indemnification. The indemnifying party shall not, except with the written consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the person asserting such claim of an unconditional release from all liability with respect to such claim to all indemnified parties (i.e., the Company Indemnified Parties or Developer Indemnified Parties, as the case may be).

       9. Non-Compete.

          9.1. Definitions.  For purposes of this Agreement:
             (a) "Business" means the activities or businesses developing, researching, producing, selling, distributing, licensing, or marketing of any product, system, process or method which is or relates to (i) a bioreactor system, disposable reactor, bag reactor, fermentation system, shaker and other flash sensing system, including but not limited to, CELLPHAST or CELLSTATION products within the coverage of, or subject to, the patents, licenses and sublicenses held by the Company, including those listed in the Schedules to this Agreement or the APA; (ii) products, methods and processes related to catalytic research instruments; or (iii) components, laboratory equipment products or items or other biotech products or items which the Company, SI, or any of their subsidiaries intends to develop, produce, sell or license.

             (b) "Non-Competition Area" means the United States, its territories and other jurisdictions which have granted or are considering the grant of an application for a patent with respect to a Business item to or on behalf of the Company, SI, their respective Affiliates or direct or indirect subsidiaries (collectively, the "SI Group").

             (c) "Non-Competition Period" shall mean the period commencing on the Closing Date and ending on the fifth anniversary of the termination of this Agreement.

          9.2. Covenant.  Developer agrees that during the Non-
Competition Period neither Developer nor any of its Affiliates or Developer Persons will, directly or indirectly:

             (a) perform in the Non-Competition Area other than on behalf of a member of the SI Group services or otherwise act in any capacity for, or otherwise be engaged by or have any financial interest in or affiliation with, any individual corporation, partnership or any other person involved in or connected with any business which is the same or similar to the Business conducted by a member of the SI Group; provided, however, that nothing contained in this Paragraph 9.2(a) shall prevent Developer from owning or purchasing as an investment securities of any corporation whose securities are regularly traded on any national securities exchange or in the over-the-counter market which securities along with securities held at or after the purchase by Developer, including its Affiliates, at the time of the ownership or purchase by Developer is an amount which is less than 1% of the beneficial interests and voting interests outstanding of that corporation; or

             (b) recruit, solicit or otherwise induce or influence any employee of a member of the SI Group or a sales agent, joint venturer, consultant, lessor, supplier, agent, buyer or any other person that was any of the foregoing or has or had during the Non-Competition Period or during the one year period initially preceding the commencement of the Non-Competition Period a business relationship with a member of the SI Group, to discontinue, reduce or adversely modify such employment, agency or business relationship with a SI Group member or employ or seek to employ or cause any person to employ or seek to employ any person or agent who is employed or retained by a member of SI Group.

          9.3. Invention Applications. If, at any time, Developer, any Developer Affiliate, or anyone acting by or on behalf of (or as an assignee of) Developer or any Developer Affiliate, files an application for a patent, a utility model, an industrial design or a certificate of invention, and at least one claim of such patent application or other enforceable right involves or relates to a product, device, process, system or method to which the non-competition provisions of Section
9.2 of this Agreement apply (the "Invention Application"), then Developer or such other person (as applicable) shall be deemed to have assigned to the Company such Invention Application. The
Invention Application shall include any continuation, continuation-in-part or divisional application thereof, any patent, utility model, industrial design and certificate of invention issuing thereon and any reissue, reexamination, renewal or extension thereof, and any patent of addition based on any such patent, all foreign counterparts of any of the foregoing, and all discoveries or inventions disclosed in any of the foregoing applications or patents, utility models, industrial designs and certificates of invention (whether or not embodied within any claim of an issued patent, utility model, industrial design or certificate of invention) and any related know-how. Such Invention Application shall become part of the Assigned Rights without payment of any additional consideration by the Company, and

             (a) Developer agrees to execute and deliver (and to cause other persons having an interest in such Invention Application or related Patent Rights (as such term is defined in the Asset Purchase Agreement) or know-how to execute and deliver) such patent assignments and other instruments of transfer as the Company may reasonably request to accomplish the foregoing assignment of the Invention Application;

             (b) Developer will provide to the Company a copy of each Invention Application and prosecution history promptly after the Invention Application is first filed;
and
             (c) In view of the fact that a patent application may be filed well after the end of the Term with respect to inventions that are conceived and reduced to practice prior to the end of the Term, Developer's obligations under this Section 9.3 shall survive indefinitely.

       10. Background License. Developer hereby grants a worldwide, perpetual, fully paid-up, royalty-free, non-exclusive right and license of Developer's Intellectual Property Rights to the Company and its customers and Affiliates to the extent reasonably necessary in order for the Company and its customers and Affiliates to Exploit any of the products or other deliverables created or generated under the Development Program.

       11. Insurance. At all times during the Term, Developer at its cost shall procure and maintain with insurers reasonably acceptable to the Company on an occurrence (non-claims made) basis (i) workers' compensation insurance, (ii) comprehensive general liability insurance, including products/completed operations liability with a vendor's broad form endorsement, with a minimum liability coverage of One Million Dollars ($1,000,000) per occurrence, and (iii) employer's liability insurance for personal injury and property damage with a minimum liability coverage of One Million Dollars ($1,000,000). Developer shall provide certificates of insurance prior to the Agreement Date and from time to time thereafter upon the Company's request specifying the dates such coverage expires and providing further that no policy will be canceled or amended to reduce the amount of coverage or to eliminate coverage without thirty (30) days' prior written notice to the Company.

       12. Consulting Agreements.

          12.1. Development Work.

             (a) Developer and the Company shall agree on a standard form of consulting agreement to be used by Developer for Developer's consultants during the Term which agreement will, inter alia, provide for the Company's ownership as provided in Section 2.2. Developer agrees that any material change to the standard form of consulting agreement after the initial approval of the standard form of consulting agreement by the Company will require the additional written consent of the Company. Developer further agrees that if, for any particular consultant, Developer proposes (A) not to use the standard form of consulting agreement or (B) to modify the standard form of consulting agreement, including by adding any new appendix, exhibit or other document to such consulting agreement or by modifying the standard form of any appendix, exhibit or other document constituting part of the standard form of consulting agreement, then such non-use, modification, addition or other change shall require the prior written consent of the Company. The parties agree that variations in the amount of compensation due to each consultant or the description of the work to be performed by each consultant shall not constitute material changes for which Developer shall need to obtain the Company's written consent.

             (b) During the Term, Developer shall inform the Company if a consultant is to be retained or hired in furtherance of services or activities to be performed by Developer under this Agreement, and the identity of such consultant.

          12.2. General. Developer agrees that it is and will be solely responsible for all costs and expenses under any current or future consulting agreement. Developer further represents and warrants that all current consulting agreements contain, and covenants and agrees that all future consulting agreements will contain, provisions assigning to Developer or the Company all intellectual property that is created, conceived, or developed hereunder in performance of such consulting agreements.

       13. Use of Subcontractors and Agents. To the extent that Developer should at any time use a subcontractor or non-employee agent to perform any services, undertake any tasks or otherwise fulfill any obligations under this Agreement, Developer agrees to ensure that all representations and warranties and all covenants that would be applicable to Developer under this Agreement, if the Developer were to perform the service, undertake the task or fulfill the obligation itself, shall be binding on each such agent or subcontractor, and Developer shall guaranty the performance of each such agent or subcontractor. Developer shall cause the Company to be made a third party beneficiary of all relevant agreements with agents and subcontractors so that the Company shall have the right (but not the obligation) to enforce any such representation, warranty or covenant directly as against such agent or subcontractor. Developer shall maintain and make available to the Company upon request a list of all subcontractors and agents used in connection with the performance of Developer's obligations under this Agreement.

       14. Definitions. In addition to the terms defined elsewhere in this Agreement, including the recitals, the following terms, when used herein, shall have the following meanings:

         14.1. "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of this definition, the terms "control," "controlled by" and "under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

         14.2. "Bioprocessing" shall mean the items, products, systems, methods and processes employing the bioprocessing technology.

         14.3. "Developer Persons" shall mean Qualitz, all Affiliates of Developer and the respective employees, agents, contractors, investigators, consultants, representatives and advisers of Developer and all Affiliates of Developer who are or will be involved in the performance by Developer of any of its obligations under this Agreement.

         14.4. "Exploit" or "Exploitation" shall mean, with respect to any product, invention, system, process, intellectual property or asset, to disclose, manufacture, produce, import, use, operate, research, design, develop, perform clinical or other testing, perform quality assurance testing, commercialize, revise, repair, register, maintain, modify, enhance, upgrade, prepare derivative works, seek regulatory concurrences or approvals, package, label, improve, formulate, export, transport, distribute, promote, market, advertise, sell, have sold, offer for sale or license such product, invention, intellectual property or asset, or to have another person do any of the same.

         14.5. "Governmental Authority" shall mean any nation, territory or government, foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including all taxing authorities and all United States and foreign bodies and all other entities exercising regulatory authority over the products or other deliverables created or generated under the Development Program.

         14.6. "Intellectual Property Rights" shall mean any and all proprietary rights, inventions, discoveries, trade secrets, patents, copyrights, trademarks, service marks, know-how, associated goodwill, moral rights, proprietary data or information, ideas, processes, formulas, source and object codes, programs, documentation, flow charts, design documents, other works of authorship, improvements or enhancements, discoveries and any other intellectual property right existing under the laws of any Governmental Authority.

         14.7. "Law" shall mean any federal, state, local, municipal, international, multinational, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, guideline, ruling requirement or other pronouncement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

         14.8. "Lien" shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed, or assets, tangible or intangible, securing an obligation owed to, or a claim by a third person, or otherwise evidencing an interest of a person other than the owner of the property or asset, whether such interest is based on Law or contract, and including any security interest, security title, lien, mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, legal or equitable claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option, trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes or other title exception affecting any property or asset.

         14.9. "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

       15. Miscellaneous.

          15.1. Amendment and Waiver. This Agreement may not be amended or modified except by a written instrument signed by both parties. No failure or delay on the part of any party in exercising any right hereunder will operate as a waiver of such right. No single or partial exercise of any right hereunder shall preclude any further exercise of such right or the exercise of any other right. No waiver of any breach of this Agreement shall operate as a continuing waiver against any further breach. No waiver of any right hereunder will be effective unless made in writing.

          15.2. Independent Contractors. Developer is an independent contractor engaged by the Company to engage in the Development Program. Nothing in this Agreement shall make either party the legal representative, agent, employee, owner or partner of the other nor shall either party have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of or on behalf of, the other party.

          15.3. No Third Party Beneficiaries. Except for Section 8 hereof, which is intended to create rights, benefits and remedies for the Company Indemnified Parties and the Developer Indemnified Parties, nothing herein, express or implied, is intended to or shall confer upon any person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          15.4. Survival. All terms and provisions of this Agreement intended to be observed and performed after the termination hereof, including those set forth in Sections 2, 3, 4, 6, 8, 9, 10 and 11, shall survive such termination and continue, thereafter, in full force and effect.

          15.5. Performance. Developer acknowledges that money damages alone will not adequately compensate the Company for Developer's breach of Sections 2, 4.3, 6 and 9, and, therefore, agrees that in the event of such breach or threatened breach, in addition to all other remedies available to the Company, at law, in equity or otherwise, the Company shall be entitled, if warranted, to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this subsection is in addition to, and not in lieu of, any other rights or remedies the Company may have.

          15.6. Construction. Unless the context of this Agreement clearly indicates otherwise: (i) the singular shall include the plural, the plural shall include the singular, and the part shall include the whole; (ii) references to one gender shall include all genders; (iii) "or" has the inclusive meaning frequently identified with the phrase "and/or"; (iv) "including" or "includes" has the inclusive meaning frequently identified with the phrase "including but not limited to"; and (v) references to "hereunder," "herein" and "hereof" relate to this Agreement as a whole; articles, sections, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference herein to any law or agreement, including this Agreement, shall be deemed to include such law or agreement as it may be modified, varied, amended or supplemented from time to time. The headings contained in this Agreement are solely for reference purposes and shall not affect the meaning or interpretation of this Agreement.

          15.7. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, effective on the date of delivery, (i) sent via an internationally recognized express international courier service, such as Federal Express or DHL, to be effective three (3) business days following deposit, or (iii) sent by facsimile to be effective on the date of confirmed transmission, provided that a confirmation copy is sent no later than the next business day via an internationally recognized express international courier service, such as Federal Express or DHL. Notices shall be addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice from time-to-time:

(a) if to Developer, to:

BioDox R&D Corporation
24 Timber Edge Road
Stow, Massachusetts 01775
Attention:  Dr. Joseph E. Qualitz, President
Telecopier No.: ___________

(b) if to the Company, to:
Scientific Bioprocessing, Inc.
70 Orville Drive
Bohemia, New York 11716
Attention:  Helena R. Santos, President
Telecopier No.:  (631) 567-5896

with a required copy to:

Reitler Kailas & Rosenblatt LLC
885 Third Avenue, 20th Floor
New York, New York 10022
Attention:	Leo Silverstein
Telecopier No.:  (212) 371-5500

          15.8. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not they are completed. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

          15.9. Entire Agreement. This Agreement constitutes the entire agreement between and among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, between the parties in connection with such subject matter.

           15.10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive law of the State of New York without giving effect to any conflict-of-law provision. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in New York for any actions, suits or proceedings arising out of or relating to this Agreement (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document in accordance with Section
15.7 hereof shall be effective service of process for any action, suit or proceeding brought against the parties in any such court.
The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the state and federal courts located in New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           15.11. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 1.4(a)" would be part of "Section 1.4" and references to "Section 1.4" would also refer to material contained in the subsection described as "Section 1.4(a)"). The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to Law shall be deemed to refer to such Law as such Law may be in effect from time to time, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "or" shall have the inclusive meaning frequently identified with the phrase "and/or." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

          15.12. Modification. It is the intention of the parties that this Agreement be enforced in accordance with its specific terms. However, if it should for some reason be contrary to public policy to effectuate the intentions of the parties in interpreting this Agreement, the parties have agreed as follows:

             (a) In the event that any court to which a dispute is submitted determines that any provision of this Agreement is invalid or unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, the parties agree that the court shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the decision may be appealed.

             (b) If the court shall determine that any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions of this Agreement shall remain in full force and effect. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

          15.13. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          15.14. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement by any of the parties shall be legal, valid and binding execution and delivery of such document for all purposes.

          15.15. Dispute Resolution. Except for disputes under Section 1.4, which shall be resolved in accordance with Section 1.4(f), any party may give the other party notice of any dispute not resolved in the normal course of business. Within five (5) business days after delivery of that notice, the receiving party will provide a written response. Within five business (5) days after delivery of the receiving party's notice, executives of the parties who have authority to resolve the dispute will meet to attempt to resolve the dispute.
All reasonable requests for information will be honored. If the matter has not been resolved within fifteen (15) business days after the disputing party's initial notice, the dispute shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association ("AAA") and conducted before a single arbitrator pursuant to the current expedited procedures applicable to the then-current commercial arbitration rules of the AAA. The place of arbitration shall be New York, New York. Any award rendered by the arbitrator shall be final and binding upon the parties, and judgment upon any such award rendered may be entered in any court having jurisdiction. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Company and Developer unless the arbitrator assesses as a part of his or her award all or any part of the arbitration expenses of a party (including reasonable attorneys' fees) against the other party.

          15.16. No Assignment by Developer. This Agreement is personal to Developer, and Developer shall not assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the Company. Any purported assignment, sale, transfer, delegation or other disposition by Developer, except as permitted herein, shall be null and void. The Company may freely assign this Agreement, in whole or in part, with or without notice to or consent of the Developer. This Agreement, including all rights and obligations hereunder, will be binding upon the parties and their respective permitted successors and assigns, and all such permitted successors and/or assigns shall execute an acknowledgement in writing agreeing to be fully bound by the terms and conditions of this Agreement prior to such assignment.

          15.17. Waiver of Jury Trial. EACH OF DEVELOPER AND THE COMPANY BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR THE ENFORCEMENT OF THIS AGREEMENT OR THEREOF.


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The remainder of this page has been intentionally left blank.

       IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.


BIODOX R&D CORPORATION

By:  /s/ Joseph Qualitz
_______________________
Name: Joseph E. Qualitz
Title: President


SCIENTIFIC BIOPROCESSING, INC.

By:  /s/ Helena R. Santos
_________________________
Name: Helena R. Santos
Title:   President



ACKNOWLEDGED BY:

/s/ Joseph Qualitz
____________________________
Dr. Joseph E. Qualitz


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